U.S. SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                          Date of Report: June 7, 2001



                              HADRO RESOURCES, INC.
        (Exact Name of Small Business Issuer as Specified in its Charter)

                                     NEVADA
              (State or other Jurisdiction as Specified in Charter)



         00-25579                                         87-0571853
(Commission file number)                    (I.R.S. Employer Identification No.)



                                 50 West Liberty
                                    Suite 880
                               Reno, Nevada 89501
                    (Address of Principal Executive Offices)

                                 (702) 433-5250
                           (Issuer's telephone number)

Items 1 through 4 and 6 not applicable.

Item 5. Other Events.

     On May 30, 2001, Hadro Resources, Inc., a Nevada corporation (the "Company"), U.S. Oil & Gas Resources, Inc., a corporation organized under the laws of British Columbia, Canada (U.S. Oil & Gas"), and Oakhills Energy, Inc., Thor Energy, Inc. and O.J. Oil & Gas, Inc., corporations organized under the laws of the State of Oklahoma (the "Subsidiaries") entered into a share purchase and sale agreement (the "Agreement"). Pursuant to the terms of the Agreement, U.S. Oil & Gas will sell to the Company all of the issued and outstanding shares of common stock of the Subsidiaries held of record by U.S. Oil& Gas. Pursuant to further terms of the Agreement, the Company will issue to U.S. Oil & Gas 10,000,000 shares of its restricted common stock as consideration for the purchase of the Subsidiaries.

     The Company and U.S. Oil & Gas agree that the Agreement is binding upon the parties thereto, and that as a pre-condition to closing such acquisition, the Company may conduct to its satisfaction due diligence including, but not limited to, financial statements, inventory of assets and liabilities, confirmation that the Subsidiaries have complied with all regulatory filings, and receipt of necessary approval regarding the transaction, including approval by the shareholders of U.S. Oil & Gas.

     The Subsidiaries contain an estimated 3,000 acres of oil and gas leases, approximately 14 gas and 35 oil wells at various levels of production, and untapped areas for future wells, all located within the State of Oklahoma. Management of the Company estimates that the Subsidiaries' current aggregate gross annual production of approximately $400,000 can be increased to $800,000 to $1,000,000 with approximately $250,000 in capital required to re-work, maintain and open the shut-in wells. Management of the Company intends to engage in further extensive investigation of current production capabilities of the shut-in wells, detail the required capital for operations, perform a revenue operating cost analysis of the producing wells, and assign asset values to the land on which the wells are located to determine future operational cash requirements.

     Reference is made to the press release issued to the public by the Company on May 31, 2001, the text of which is attached hereto as Exhibit 99.3, for a further description of the event reported pursuant to this Form 8-K.

Termination of Negotiations with Northwest Petroleum, Inc.

     On May 31, 2001, the board of directors of the Company determined that it does not consider the acquisition by the Company of a working interest and a net revenue interest in certain oil and gas lease mineral interests and oil and gas lease options held by Northwest Petroleum, Inc. ("Northwest") a probable event and thus has terminated discussions with Northwest.

     On April 24, 2001, the Company and Northwest entered into the Moffat Ranch exploration agreement (the "Exploration Agreement") pursuant to which the Company would acquire such working interest and net revenue interest.

     As of May 31, 2001, the Company does not consider consummation of the Exploration Agreement a probable event based upon lack of agreement between the parties regarding funding. In the event that Northwest and the Company are able in the future to mutually agree upon necessary terms of funding, management believes there is a possibility discussions and negotiations between the Company and Northwest may resume.

Termination of Negotiations with Clearview Mineral Resources Corp.

     On May 31, 2001, the board of directors of the Company determined that it does not consider the acquisition by the Company of a 70% net revenue interest in approximately 224 acres of oil and gas leases in the Buttonwillow gas field located in the southern San Joaquin Valley, California (the "Buttonwillow Leases") a probable event and thus has terminated discussions with Clearview Mineral Resources Corp., a British Columbia public company ("Clearview").

     On March 26, 2001, the Company and Clearview entered into a memorandum of understanding pursuant to which the Company would have acquired a 70% net revenue interest in the Buttonwillow Leases.

     As of May 31, 2001, the Company does not consider consummation of the Buttonwillow Leases a probable event and has terminated negotiations with Clearview regarding such acquisition based upon the results of the Company's due diligence, which involved review and further analysis of seismic data and other documentation.

Item 7. Financial Statements and Exhibits.

     (a)  Financial Statements of Businesses Acquired.

          Not Applicable.

     (b)  Pro Forma Financial Information.

          Not Applicable.

     (c)  Exhibits.

          10.5 Share Purchase and Sale Agreement dated May 30, 2001 between Hadro Resources, Inc., U.S. Oil & Gas Resources, Inc., Oakhills Energy Inc., Thor Energy Inc., and O.J. Oil & Gas Inc.

          99.3 Press Release dated May 31, 2001.




                                   SIGNATURES

     In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                          HADRO RESOURCES, INC.


Date: June 7, 2001                        By: /s/ Grant Atkins
------------------                        --------------------
                                          Grant Atkins, President